Exhibit 107
Calculation of Filing Fee Tables
FORM
TO-I
(Form Type)
StepStone Private Credit Fund LLC
(Name of Issuer)
StepStone Private Credit Fund LLC
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$62,748,610.68(1)	0.00015310	$9,606.81(2)

Fees Previously Paid	$0.0		$0.0

Total Transaction Valuation	$62,748,610.68(1)

Total Fees Due for Filing			$9,606.81(2)

Total Fees Previously Paid			$0.0

Total Fee Offsets			$0.0

Net Fee Due			$9,606.81(2)

(1)
Calculated as the aggregate maximum purchase price for limited liability company interests (“Shares”) of StepStone Private Credit Fund LLC (the “Company”), based upon the net asset value per Share as of June 30, 2025 of $25.98. This amount is based upon the offer to purchase up to 2,415,266 Shares.

(2)
Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule
0-11
under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025.